                                                                   Exhibit 10.11

                        EDUCATION MANAGEMENT CORPORATION
                                 RETIREMENT PLAN

                            Discretionary Amendments
                            ------------------------

         1. This edition of the Plan raises the rate of matching contributions effective January 1, 1998. Previously, the match was 50 cents on the dollar up to 3% of pay. With this edition of the Plan the match becomes dollar for dollar on the first 3% of pay and then 50 cents on the dollar for the next three percent of pay. As a result, matching contributions will be as follows:

                401(k) Contributions                    Match
                --------------------                    -----
                        1%                               1%
                        2%                               2%
                        3%                               3%
                        4%                               3.5%
                        5%                               4%
                     6% - 10%                            4.5%

         2. This edition of the Plan grants to the Retirement Committee authority to adopt amendments that do not materially increase the liability of the Company, as long as those amendments (i) are reflected in a writing that is formally designated as an amendment to the Plan (precluding informal or oral amendments), (ii) is adopted by the unanimous consent of the Retirement Committee, and (iii) is broadly applicable to participants under the Plan, rather than targeted at any individual or small group of participants (precluding ad hoc amendments altering the requirements for benefits in individual cases). For this purpose the decision to admit a new employer will be considered as not materially increasing the liability of the sponsor or any participating employer under the Plan. As a result, in the future, the Board will need to consider only significant changes in the Plan.

         3. This edition of the Plan raises the threshold for involuntary cash outs from the Plan to $5,000 from $3,500 effective January 1, 1998.

                    Amendments Required by Changes in the Law
                    -----------------------------------------

         1. Effective January 1, 1998, extensive new rules are required to implement the Uniformed Services Employment and Reemployment Rights Act. For example, employees returning from military service are entitled to make up the elective contributions that they missed and receive the same matching contributions that they would have received if those elective contributions had been made during their absence.

         2. Individual retirement accounts and annuities are no longer taken into account as defined benefit or defined contribution Plans for the purpose of the limitation on contributions under Code section 415. This has no effect where, as here, the employer does not contribute to IRA's of its employees.

         3. The definition of "leased employee" is changed slightly. A particular criterion is no longer whether the activities of the worker in question were "historically performed by employees" in the recipient organization but whether the activities are performed "under primary direction or control" by the recipient organization.

         4. The compensation limit of $160,000 is now determined without family aggregation. That is, each member of the family who works for the employer may now have a full $160,000 limit, rather than sharing a single $160,000 limit.

         5. The definition of "highly compensated employees is simplified to 5% owners (this year or last) and employees who made more than $80,000 last year. (Officer status is now irrelevant.) In addition, family aggregation no longer applies in determining who is "highly compensated."

         6. The "actual deferral percentage" test for elective contributions is changed. Instead of comparing the ADP for highly compensated employees this year against the ADP for rank-and-file employees this year, the Plan compares against the rank-and-file employees for last year. This enables highly compensated employees to know what the limit is at the beginning of the year, rather than after it ends. (For the transition year of 1997, it is permitted to use either the same year or the previous year.) The "actual contribution percentage" test for matching contributions is changed in the same way.

         7. If elective contributions must be returned, the amount that each employee gets is determined, not according to the percentage of contribution, but according to the dollar amount of contribution. This assures that the most highly compensated employees share in the returns, not just the mid-level highly compensated employees (who might have a higher effective (percentage because their compensation is not limited to $160,000). The forfeiture of matching contributions is changed in the same way.

         8. The required beginning date for distributions is now postponed until actual retirement except for employees who are 5% owners when they attain 70-1/2. (According to the law, an actuarial adjustment is required for the period after 70-1/2 when they did not receive benefits, but no one knows what that means or how it is to be applied and so it is not yet included in the Plan.)

         9. If an employee chooses to have an annuity, the information about the joint and survivor annuity may now be provided after the "annuity starting date" under certain conditions. In the past, if the information was distributed late, the only choice was to postpone the annuity starting date.

         10. Effective January 1, 1998, the "compensation" used in applying the limit of 25% of compensation now includes elective contributions under the Retirement Plan and salary reduction contributions under the Signature Benefits Plan. This has the welcome effect of increasing the limit.

         11. Effective January 1, 1998, the "compensation" used to determine whether an employee is "highly compensated" (i.e., $80,000) is net of electing contributions under the Retirement Plan and salary reduction contributions under the Signature Benefits Plan. This has the welcome effect of making fewer employees "highly compensated."